Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of Kardigan, Inc. of our report dated March 26, 2026, except for the effects of the stock split discussed in Note 2 to the consolidated financial statements, as to which the date is June 11, 2026 relating to the financial statements of Kardigan, Inc., which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

San Jose, California

June 11, 2026